Exhibit 99.1

Harland News Release                                    John H. Harland Company
                                              PO Box 105250, Atlanta, GA  30348
                                                                 (770) 981-9460
                                                                www.harland.net

For More Information, Contact:

Investors
Henry R. Bond
Treasurer and Vice President, Investor Relations
770-593-5697
hbond@harland.net

Media
John Pensec
Vice President, Corporate Communications
770-593-5443
jpensec@harland.net


                SCOTT KISTING NAMED TO HARLAND BOARD OF DIRECTORS


ATLANTA (August 4, 2006) - John H. Harland Company (NYSE: JH) has named Scott A. Kisting to its board of directors.

Kisting, (59), brings 35 years of banking experience to Harland's board, including having served as Group Executive Vice President/President of Retail and Commercial Banking for California Federal Bank, prior to its acquisition by Citibank Inc. in 2002. Since leaving California Federal, he has served as co-head of Global Banking for Merrill Lynch and as a consultant to the financial services industry.

Prior to California Federal, Kisting held a variety of leadership positions with several financial services companies, including Citizens Financial Group, Norwest Corporation and Bank of America. He received his undergraduate degree from Cal State University and has completed a number of graduate level programs.

"We're delighted to have someone of Scott's caliber join our board," said Timothy C. Tuff, chairman and chief executive officer of Harland. "His knowledge and understanding of the commercial banking industry will be invaluable as we continue to grow the company."

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About Harland
Atlanta-based John H. Harland Company (NYSE: JH) (http://www.harland.net) is a leading provider of software and printed products to the financial and educational markets. Harland Financial Solutions, Inc. (http://www.harlandfinancialsolutions.com), a wholly owned subsidiary, supplies software and services, including customer relationship management, deposit and loan origination, core systems and mortgage services to thousands of financial institutions of all sizes. Harland's printed products offerings include checks, direct marketing and financial forms. Scantron Corporation (http://www.scantron.com), a wholly owned subsidiary, is a leading provider of both paper and electronic-based services and systems for the collection, management and interpretation of data to the financial, commercial and educational markets.